Sullivan  &   Worcester   LLP
                        1025 Connecticut Avenue, N.W.
                           Washington, DC 20036





                                                  April 18, 1997



Evergreen Trust
2500 Westchester Avenue
Purchase, NY  10577

Ladies and Gentlemen:

     We have been requested by the Evergreen Trust, a Massachusetts business trust with transferable shares and currently consisting of three series (the "Trust") established under a Declaration of Trust dated November 25, 1986 as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Evergreen Aggressive Growth Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Keystone America Hartwell Emerging Growth Fund, Inc. (the "Acquired Fund"), a New York corporation with transferable shares, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization the form of which is included in the Form N-14 Registration Statement (the "Plan").

     We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

     Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on June 30, 1997, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration and By-Laws, will be legally issued, fully paid


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Evergreen Trust
April 18, 1997
Page 2


and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended and applicable state laws regulating the offer and sale of securities.

     With respect to the opinion stated in the paragraph above, we note that shareholders of a Massachusetts business trust may under some circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

     We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14 and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                                     Very truly yours,

                                                  /s/SULLIVAN & WORCESTER LLP
                                                  ---------------------------
                                                     SULLIVAN & WORCESTER LLP